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    As Filed with the Securities and Exchange Commission on January 27, 1999

                                                       Registration No. 33-40296



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          BELL COMMUNICATIONS RESEARCH
                       SAVINGS PLAN FOR SALARIED EMPLOYEES
               (Exact Name of Issuer as Specified in its Charter)



                         State of Organization: Delaware
                 I.R.S. Employer Identification No.: 22-2478398
              Primary Standard Industrial Classification No.: None


                                445 South Street
                        Morristown, New Jersey 07960-6438
                    (Address of Principal Executive Offices)
                        Telephone Number: (973) 829-2391


Judith S. Musicant, Esq.                    Send Copy to:
445 South Street                            James M. Cain, Esq.
Morristown, New Jersey 07960-6438           Sutherland, Asbill & Brennan LLP
(973) 829-2391                              1275 Pennsylvania Avenue, N.W.
(Name, Address and Telephone                Washington, D.C. 20004-2415
Number of Agent for Service of Process)     (202) 383-0100

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             BELL COMMUNICATIONS RESEARCH SAVINGS PLAN FOR SALARIED
                                   EMPLOYEES

               The sole purpose of this Post Effective Amendment No. 1 is to deregister the remaining Units of Participation ("Units") sponsored by Bell Communications Research, Inc. ("Bellcore") for the Bell Communications Research Savings Plan for Salaried Employees (the "Bellcore Plan"). The Securities and Exchange Commission (the "Commission") had expressly authorized the use of Form S-8 for the registration of the Units and a Form S-8 with respect to the Bellcore Plan was filed with the Commission on April 30, 1991 (the "Registration Statement").

               Bellcore, previously owned by seven regional telephone holding companies (the "Parent Companies"), was acquired by Science Applications International Corporation ("SAIC") during 1997 (the "Acquisition"). SAIC filed a Registration Statement on Form S-8 with the Commission on August 26, 1997 (Registration No. 333-34335) (the "SAIC Form S-8") with respect to an amended version of the Bellcore Plan (the "Amended Bellcore Plan").

               Prior to the filing of the SAIC Form S-8, a no-action letter request dated June 18, 1997 was filed with the Commission on behalf of SAIC by Baker & McKenzie requesting that the Commission allow SAIC to file the SAIC Form S-8 and permit the SAIC Form S-8 to become effective prior to the consummation of the Acquisition thereby allowing SAIC the opportunity to inform Bellcore employees (including certain former employees of Bellcore) (the "Bellcore Employees") of the addition of options to the Bellcore Plan whereby the Bellcore Employees could purchase SAIC stock (the "No-Action Request"). As further indicated in the No-Action Request, the Bellcore Plan afforded Bellcore Employee participants an option to elect to invest portions of their salaries in various alternative investments one of which included the option for the participant to allocate a portion of such participant's salary in the common stock of the Parent Companies. Under the Amended Bellcore Plan, the option to elect to invest in the Parent Companies' stock would no longer be available upon consummation of the Acquisition. However, such option was being replaced with the investment option to purchase SAIC stock. The SAIC Form S-8 covering the Amended Bellcore Plan became effective on August 26, 1997.

               Under this Registration Statement, Bellcore registered the Units in an indeterminate amount. By this Post-Effective Amendment No. 1, Bellcore hereby terminates this Registration Statement and removes from registration Units which remain unsold as of the date hereof.


                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]



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               Pursuant to the requirements of the Securities Act of 1933 and
Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 1 of the Bell Communications Research Savings Plan for Salaried Employees to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Morristown, State of New Jersey, on October 28, 1998.

          SIGNATURES                                  TITLE


    /s/ Gwen P. Taylor                      Chairman
-----------------------------------         Employees' Benefit Committee
Gwen P. Taylor



    /s/ Nancy A. Adams                      Member
-----------------------------------         Employees' Benefit Committee
Nancy A. Adams



    /s/ Kirby R. Baden                      Member
-----------------------------------         Employees' Benefit Committee
Kirby R. Baden



    /s/ David E. Leonard                    Member
-----------------------------------         Employees' Benefit Committee
David E. Leonard



    /s/ Ian M. Lifchus                      Member
-----------------------------------         Employees' Benefit Committee
Ian M. Lifchus



    /s/ Joseph G. Rumpolo                   Member
-----------------------------------         Employees' Benefit Committee
Joseph G. Rumpolo



    /s/ George E. Hess                      Administrator
-----------------------------------         Employees' Benefit Committee
George E. Hess


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